EXHIBIT 8.1

1919 Pennsylvania Ave NW Suite 800 Washington, DC 20006-3404 +1.202.625.3500 tel katten.com

September 28, 2026

Ford Credit Auto Receivables Two LLC

c/o Ford Credit SPE Management Office

World Headquarters, Suite 802

One American Road

Dearborn, Michigan 48126

Re:	Registration Statement on Form SF-3 File No. 333-281130

Ladies and Gentlemen:

We have acted as special counsel to Ford Credit Auto Receivables Two LLC, a Delaware limited liability company (the "Registrant"), and Ford Credit Auto Owner Trust 2026-C, a Delaware statutory trust, as issuer (the "Trust") in connection with the above-referenced Registration Statement (the "Registration Statement"), and with the issuance by the Trust on the date hereof of its Asset Backed Notes, Class A-1, Class A-2a, Class A-2b, Class A-3, Class A-4 and Class B (collectively, the "Notes"). The Trust is governed by an Amended and Restated Trust Agreement, dated as of September 1, 2026 (the "Trust Agreement"), between the Registrant, as depositor, and U.S. Bank Trust National Association, as owner trustee (the "Owner Trustee"), and the Notes will be issued under and pursuant to an Indenture, dated as of September 1, 2026 (the "Indenture"), between the Trust and The Bank of New York Mellon, as indenture trustee (the "Indenture Trustee"). The Indenture and the Trust Agreement are referred to in this opinion as the "Agreements".

We have examined (a) the Agreements, (b) the prospectus, dated September 22, 2026 (the "Prospectus"), relating to the offering of the Notes and (c) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate or limited liability company action on the part of the Registrant, the Indenture Trustee, the Owner Trustee and any other party to the Agreements and will be duly executed and delivered by the Registrant, the Indenture Trustee, the Owner Trustee and any other party to the Agreements substantially in the applicable form filed or incorporated by reference as an exhibit to the Registration Statement, and that the Notes will be sold as described in the Prospectus. As to various questions of fact material to our opinions, we have relied, to the extent we deemed appropriate, on representations, statements and certificates of officers and representatives of the Registrant and others.

KATTEN MUCHIN ROSENMAN LLP

CHARLOTTE           CHICAGO           DALLAS           LOS ANGELES           MIAMI

NEW YORK           ORANGE COUNTY           SHANGHAI           WASHINGTON, DC

A limited liability partnership including professional corporations

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

Ford Credit Auto Receivables Two LLC

September 28, 2026

As special tax counsel to the Registrant, we have advised the Registrant regarding material federal income tax aspects of the proposed issuance of the Notes under the Agreements. This advice has formed the basis for the description of federal income tax consequences for holders of the Notes under the headings "Summary—Tax Status" and "Tax Considerations" in the Prospectus. We confirm and adopt as our opinion those opinions stated under these headings (in each case subject to the limitations stated in the Prospectus.)

This opinion is based on the facts and circumstances in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters in this opinion could change for the Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law after the date of this opinion.

This opinion is based on our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and on the facts and assumptions discussed in this opinion. This opinion letter is limited to the matters stated in this opinion letter, and no opinions are intended to be implied or may be inferred beyond those expressly stated in this opinion letter. In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We consent to the filing of this opinion by the Trust under Form 8-K in connection with the offering and sale of the Notes, and to references to this firm as special tax counsel to the Registrant under the headings in the Prospectus, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued under the Securities Act of 1933, as amended, for any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP